AS FILED WITH THE SECURITIES AND EXCHANGE
                        COMMISSION ON SEPTEMBER 10, 2001.


                                                      Registration No. 333-59494

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 3
                                   TO FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               Intelli-Check, Inc.

             (Exact name of registrant as specified in its charter)

           DELAWARE                                              113234779
(State or other jurisdiction of                              (I.R.S. Employee
 incorporation or organization                            Identification Number)

                             246 Crossways Park West
                            Woodbury, New York 11797
                                 (516) 992-1900

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Frank Mandelbaum
                      Chairman and Chief Executive Officer
                               Intelli-Check, Inc.
                             246 Crossways Park West
                            Woodbury, New York 11797

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:  Arnold Bressler, Esq.
Milberg Weiss Bershad Hynes & Lerach, LLP
One Pennsylvania Plaza
New York, New York  10119-0165

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
TITLE OF EACH CLASS                            MAXIMUM         PROPOSED MAXIMUM
OF SECURITIES TO BE         AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING        AMOUNT OF
REGISTERED                   REGISTERED     PER SHARE (1)          PRICE (1)        REGISTRATION FEE (5)
--------------------------------------------------------------------------------------------------------
Common Stock $.001
par value per share          970,076(3)       $8.50(2)(4)       $8,245,646(2)(4)        $2,061.41(2)
========================================================================================================

(1)   Calculated pursuant to Rule 457 under the Securities Act of 1933.
(2)   Dividend distribution to holders of Common Stock.
(3) Reflects up to 970,076 shares of Common Stock issuable upon exercise of Common Stock Purchase Rights (the "Rights") that will be issued by the Company as a dividend to its Common Stockholders of record on March 30, 2001. The Rights will be distributed as soon as practicable after the effective date of this Registration Statement. Rights will also attach to shares of Common Stock underlying vested stock options and warrants outstanding on March 30, 2001. These Rights will be issued upon exercise of such options and warrants.
(4)   Based upon the $8.50 per share exercise price of the Rights.
(5)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, Acting Pursuant to said
Section 8(a), may determine.

================================================================================

                SUBJECT TO COMPLETION - DATED SEPTEMBER , 2001


================================================================================

PROSPECTUS
______________, 2001

                               Intelli-Check, Inc.

                         970,076 Shares of Common Stock

================================================================================

      Our Board of Directors declared a dividend of rights to purchase our common stock to holders of record as of March 30, 2001. Through this prospectus, we are offering the shares of common stock that rightsholders may purchase upon exercising the rights. These rights cannot be transferred.

- You will receive one right for each ten shares of our common stock which you own on the record date of March 30, 2001. For each right which you exercise, you will be able to purchase one share of our common stock at a price of $8.50.

- We will not issue fractional rights or fractional shares, and we will not pay cash in place of rights or fractional shares.

- The rights are non-transferrable and holders who want to exercise must certify that they have held the common stock to which the rights attach continuously from March 30, 2001 through the exercise date.

- The rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m. Eastern Standard Time on ___________, 2002, the expiration date. If you want to participate in this rights dividend, you must submit your subscription documents to us before the expiration date, in the manner described in this prospectus. The duration of the offering of the common stock underlying the rights will be for one year beginning on the date the registration statement of which this prospectus is a part is declared effective. We anticipate that the latest date reasonably expected for the termination of this offering is December 2002.

- The rights are redeemable at our option, upon 30 days' notice at a redemption price of $0.01 per right, if the last sale price for our common stock exceeds $10.50 for 20 consecutive trading days or upon a change of control.

- There is no minimum number of shares that must be sold and all proceeds, if any, less expenses, received from the exercise of the rights will be retained by us.

                              Offering Price: $8.50

      Our common stock is quoted on the American Stock Exchange under the symbol "IDN."

                                   ----------

      This investment involves risk. See "Risk Factors" beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         No dealer, salesperson or other person has been authorized to give any information or to represent anything not contained in the prospectus. You may not rely on any unauthorized information or representations. We may not sell these securities until the date of this prospectus. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

Risk Factors ..............................................................    5
Use of Proceeds ...........................................................    7
Determination of Offering Price ...........................................    7
Shares Underlying Warrants and Options Eligible to Receive Rights .........    7
Plan of Distribution ......................................................    8
Description of Rights .....................................................    8
Certain Federal Income Tax Considerations .................................   13
Legal Matters .............................................................   17
Experts ...................................................................   17
Principal Office ..........................................................   17
Material Changes ..........................................................   17
Where You Can Find More Information .......................................   17
Incorporation of Certain Documents by Reference ...........................   17

================================================================================

      This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about our Company and our industry. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

      You should carefully consider the following factors and other information. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Because we have experienced losses and expect our expenses to increase, we may not be able to achieve profitability.

      We have incurred operating losses since our inception. We had an accumulated deficit of $6,936,011 at December 31, 2000. We cannot assure you that our revenues will become significant or that we will ever achieve profitable operations.

If we are unable to obtain additional financing when needed, we will be required to curtail our marketing and production plans and possibly cease operations.

      Our capital requirements have been and will continue to be significant. Not including any proceeds from this offering, we currently anticipate that our available cash resources and expected revenues combined with the $958,800 we expect to receive from the exercise of the expiring warrants by our warrantholders before expiration will be sufficient to meet our anticipated working capital and capital expenditure requirements of $4,400,000 for fiscal year 2001 through December 31, 2001. If we fail to attain significant sales or a positive cash flow, we may be required to reduce certain costs or seek additional equity or debt financing to fund the costs of our operations. We cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all.


      A third party is seeking to invalidate our patent which could cause the development and marketing of products which will directly compete with ours and, therefore, we could have fewer sales of our products.


      The IdentiScan Company, LLC offers a product that electronically reads and calculates age from a driver license. Although we had informed IdentiScan that we believed its product infringed on our patent, we had not initiated a legal claim against them; however, in August 1999, IdentiScan filed a complaint against us in Connecticut which seeks to have the IdentiScan product declared non-infringing on our patent and seeks to have our patent declared invalid. The complaint does not state the basis for the action nor does it seek monetary damages. In late 1999, in response to our motion to dismiss for lack of jurisdiction, IdentiScan withdrew its suit against us in Connecticut and re-filed it in Delaware where it is presently in the discovery stage. If our patent were to be declared invalid or if our patent were to be otherwise limited, we believe it would have an adverse effect on our business and future success because other companies, including IdentiScan, might be able to use some or all of the technology covered by our patent to develop and market products which will directly compete with our products resulting in fewer sales of our products. Furthermore, if we were required to devote a significant portion of our funds to defend our patent, we would have less money available for other purposes.


We currently rely on one hardware supplier to provide us with the terminals we need to run our ID-Check software. Delays and inconsistencies in the quality of the terminals could result in lost sales.

      Welch Allyn, Inc. supplies us with our hardware terminals, which run our patented software. If Welch Allyn does not meet our delivery requirements, we may have to seek an alternate supplier. While we believe alternate suppliers would be available, any delay in securing a new source on satisfactory terms or within the time frame to meet our sales goals could have a material adverse effect on our marketing plans. Since we will not have direct control over the manufacturing process, the possibility of delays and inconsistencies in quality could result in the failure to fulfill sales orders and the cancellation of potential orders, which could damage our reputation.

If governmental agencies were to stop sharing data with us, our business would be damaged.

      Currently, a number of states and Canadian provinces which conform to the guidelines established by standardization bodies cooperate with us by providing sample driver licenses and identification cards so that we may program the ID-Check terminal to read and analyze the encoded information found on the driver licences and identification cards. We cannot assure you that these jurisdictions will continue to cooperate with us.

Future government regulation restricting access to information electronically stored on driver licenses could adversely affect our business.

      Our products can be used to capture information from driver licenses. Currently, our customers are not legally restricted from using this information for their own use. Because issues of personal privacy are currently a major topic of public policy debate, it is possible that in the future merchants may be restricted from capturing this information. In that event, we could anticipate an adverse effect on our business.

If we fail to conform to emerging technological standards, our products could become outdated and less attractive to potential customers.

      Our success depends upon our ability to maintain and develop competitive technologies to continue to enhance our products and to conform to emerging technological standards in a timely and cost-effective manner. Developing these products may require substantial time and expense. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to developments affecting our market. Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly to any developments.

There is no minimum number of shares being offered, therefore our expenses could exceed our proceeds.

      Because there is no minimum number of shares being offered, we may not receive enough proceeds to cover our estimated expenses of $87,000 for this offering. If this occurs, the book value of our company may be lower after the expiration of this offering.

                                USE OF PROCEEDS

      The estimated expenses of this offering are $87,000 and the range of net offering proceeds is zero if no holders exercise their rights and $8,158,646 if all warrant holders exercise their warrants and then their rights, all option holders exercise their options and their rights and all present common stock holders exercise their rights.

      We will use the net proceeds, if any, realized from the exercise of the rights for working capital and for general corporate purposes, at the discretion of our management.

                         DETERMINATION OF OFFERING PRICE


      We wanted the exercise price to be within the range that our stock had traded during the 52 weeks prior to March 30, 2001, but we did not want the price to be lower than our initial public offering price of $7.50. Therefore, we decided that the exercise price should be $8.50 per share.


       SHARES UNDERLYING WARRANTS AND OPTIONS ELIGIBLE TO RECEIVE RIGHTS

      The table below sets forth information on the warrants and options outstanding which, once exercised to purchase common stock, would entitle the holder to exercise the rights:

  Type           Quantity      Exercise Price    Number of Rights Eligible
  ----           --------      --------------    -------------------------
Warrants          353,350          $ 3.00                35,335
Warrants           10,000            8.40                 1,000

Options         1,064,000            3.00               106,400
                   50,000            5.00                 5,000
                   99,000            7.50                 9,900
                    5,000            8.00                   500
                  161,480       $8.25 - $8.75            16,148
                   10,000            9.00                 1,000
                    1,000            9.38                   100
                    2,000            9.50                   200
                    3,599           10.06                   360
                    1,000           10.63                   100
                   25,000           11.00                 2,500
                   15,000           11.31                 1,500
                   50,000           11.63                 5,000
                   18,000           12.13                 1,800
                    4,410           13.25                   441
                ---------                               -------
      Total     1,872,839                               187,284
                =========                               =======

                              PLAN OF DISTRIBUTION

      The rights entitle the holders to acquire up to approximately 970,076 shares of common stock on a fully diluted basis assuming all rights are exercised upon payment of the applicable exercise price. We issued the rights as a dividend to all of our stockholders of record on March 30, 2001. Rights also attached to shares of common stock underlying all vested stock options and warrants outstanding on March 30, 2001.

      We are offering the shares of common stock underlying the rights. No underwriter or placement agent has been engaged to assist us in this regard and no commissions or similar compensation will be paid to any person. The shares of common stock to be issued upon exercise of the rights are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Our transfer agent, Continental Stock Transfer & Trust Company is acting as our rights agent to effect the exercise of the rights and the issuance of the underlying common stock. Thus, we anticipate that our officers' and employees' role will be limited to:

            o responding to inquiries of a potential purchaser provided the response is limited to information contained in the registration statement of which this prospectus is a part and

            o ministerial and clerical work involved in effecting transactions pertaining to the sale of the common stock underlying the rights.

                              DESCRIPTION OF RIGHTS

GENERAL

      The shares of common stock being offered are issuable to you upon the exercise of the rights. Stockholders of record on March 30, 2001 will receive a dividend of one right for every ten (10) shares of common stock that they hold. The rights will be distributed as soon as practicable after the date of this prospectus. Each Right will entitle the holder to purchase one share of common stock at an exercise price of $8.50. The rights are exercisable for a one-year period beginning on the date of this prospectus. The one-year duration runs from the date the registration statement pertaining to the underlying common stock is declared effective. Because we do not know when the registration statement will be declared effective, we cannot definitively state when we expect the offering to be terminated, but we would anticipate that the latest date reasonably expected for termination of this offering is December 2002. Holders who wish to exercise their rights must certify that they have held the common stock to which the rights attach continuously from March 30, 2001 through the exercise date.

      Holders of vested stock options and holders of outstanding warrants to purchase common stock as of March 30, 2001 also will be entitled to receive rights based on the number of shares of common stock underlying the vested stock options or warrants held on the respective record dates. One right will attach to every ten (10) shares of common stock underlying vested stock options and warrants held of record on March 30, 2001. The number of rights relating to the amount of common stock purchased upon exercise of vested stock options or warrants will be issued to the vested stock option holders or warrant holders upon exercise of the vested stock options or warrants.

      Beneficial owners of common stock who are not record holders should contact the nominee rightsholder to obtain a separate rights certificate. See " -- Exercise of Rights."

NON-TRANSFERABLE


      The rights are not transferable and may not be exercised by successors in interest following the death of an individual or a bankruptcy, merger, consolidation or other fundamental change in the status of a legal entity that is a record holder of the rights. The rights will bear a legend to this effect.


EXPIRATION

      In the event the rights are not exercised within the applicable one-year period, all unexercised rights will expire and will no longer be exercisable. We may extend the rights exercise period if authorized by our Board of Directors and will give thirty (30) days' notice to the rightsholders. The rights will expire and become unexerciseable upon conclusion of the applicable exercise period, or any extension.

REDEMPTION

      The rights are redeemable at our option, upon 30 days' notice at a redemption price of $0.01 per right, if the last sale price for our common stock exceeds $10.50 for 20 consecutive trading days or upon a change of control. The exercise price, number and kind of shares to be received upon exercise of the rights are subject to adjustment, in the discretion of our Board of Directors, on the occurrence of certain events, such as stock splits, stock dividends or a recapitalization. If there is a liquidation, dissolution or winding up of our company, the rightsholders will not be entitled to participate in the distribution of our assets. Additionally, rightsholders have no voting, pre-emptive, liquidation or other rights of stockholders, and no dividends will be declared on the rights or the shares underlying the rights.

      A change of control means any event where:

      o any person or group is or becomes the beneficial owner of shares representing more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in elections of directors.

      o we consolidate with or merge into any other corporation, or any other corporation merges into us, and, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our stockholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction.

      o we convey, transfer or lease all or substantially all of our assets to any corporation (or other entity).

EXERCISE OF RIGHTS

      The rights may be exercised only to the extent that beneficial ownership of some or all of the shares to which the rights relate have been continuously held from March 30, 2001 or the date on which a holder of a vested option or warrant exercises through the date of exercise of the rights. Any transfers of beneficial ownership of shares between March 30, 2001 or the vested option/warrant exercise date, will correspondingly reduce the number of rights, that may be exercised. To illustrate:

      o A rightsholder who beneficially owns 100 shares on March 30, 2001 will receive ten (10) rights (based on the 1:10 ratio of rights to shares held).

      o If, between March 30, 2001 and the date of exercise of the rights, the rightsholder transfers beneficial ownership of 20 out of the 100 shares, then the rightsholder may only exercise eight of the rights.

      o If, between March 30, 2001 and the date of exercise of the rights, the rightsholder instead transfers beneficial ownership of 11 out of the 100 shares, then the rightsholder still may only exercise eight of the rights because fractional rights are rounded down to the nearest whole right.

      A rightsholder who is both the record holder and beneficial owner of the shares of common stock to which the rights relate must certify as to the number of shares beneficially owned on March 30, 2001 or the vested option/warrant exercise date, as applicable. The rightsholder must also certify as to the number of shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since March 30, 2001 or the vested option/warrant exercise date, as applicable.

      A rightsholder who holds shares of common stock for the account of others, such as a broker, a trustee or a depository for securities must certify as to the number of shares beneficially owned on March 30, 2001 or the vested option/warrant exercise date, as applicable, by each beneficial owner for which the rightsholder holds shares. Rightsholders must also certify as to the corresponding number of shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since March 30, 2001 or the vested option/warrant exercise date, as applicable.

      We intend to monitor beneficial ownership by rightholders who elect to exercise all or a portion of their rights.

      Rights may be exercised by delivering to Continental Stock Transfer & Trust Company, the rights agent, on or prior to 5:00 p.m., New York time, on the expiration date, the properly completed and executed rights certificate evidencing the rights with any required signature guarantees, together with payment in full of the exercise price for each right exercised. The payment in full must be by:

      o check drawn upon a U.S. bank or postal, telegraphic or express money order payable to Continental Stock Transfer & Trust Company as agent for Intelli-Check, Inc.; or

      o wire transfer of funds to the account maintained by the rights agent for this purpose. For the rights agent's wire transfer information, please call (212) 509-4000 extension 535.

Payment of the exercise price will be deemed to have been received by the rights agent only upon

      o     clearance of any uncertified check,

      o receipt by the rights agent of any certified check drawn upon a United States bank or of any postal, telegraphic or express money order, or

      o receipt of good funds in the rights agent's account designated above.

      If paying by uncertified personal check, please note that it may take at least five business days to clear. Accordingly, holders who wish to pay the exercise price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure that their payment is received and clears by the expiration date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

      If a rightsholder wishes to exercise rights, but time will not permit the rightsholder to cause the rights certificate or rights certificates evidencing the rights to reach the rights agent on or prior to the expiration date, the rights may still be exercised if all of the following conditions are met:

      o the rightsholder has made payment of the exercise price for each share of common stock being subscribed for and the rights agent receives this payment on or prior to the expiration date;

      o the rights agent receives, on or prior to the expiration date, a guaranteed notice in the form distributed with the rights certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, stating:

            o     the name of the exercising rightsholder,

            o the number of rights represented by the rights certificate(s) held by the exercising rightsholder,

            o the number of shares of common stock being purchased and guaranteeing the delivery to the rights agent of any rights certificate(s) evidencing the rights within three American Stock Exchange trading days following the date of the guaranteed notice; and

      o the properly completed rights certificate(s), with any required signatures guaranteed, is received by the rights agent within three American Stock Exchange trading days following the date of the guaranteed notice. The guaranteed notice may be delivered to the rights agent in the same manner as rights certificates at the addresses set forth above, or may be transmitted to the rights agent by facsimile transmission (telecopy no. (212) 616-7610). Additional copies of the form of guaranteed notice are available upon request from the rights agent, whose address and telephone numbers are set forth below.


      A rightsholder who holds shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owner's intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete the rights certificate and submit it to the rights agent with the proper payment. In addition, the beneficial owner of common stock or rights held through such a holder of record should contact the rightsholder and request the rightsholder to effect transactions in accordance with the beneficial owner's instructions.

      Unless a rights certificate provides that the shares of common stock to be issued pursuant to the exercise of rights are to be delivered to the rightsholder or is submitted for the account of an institution, signatures on such rights certificate must be guaranteed by an eligible institution.

      If either the number of shares being subscribed for is not specified on the rights certificate, or the amount delivered is not enough to pay the exercise price for all shares stated to be purchased, the number of shares purchased will be assumed to be the maximum amount that could be purchased upon payment of such amount, after allowance for the exercise price of any specified shares.

                DO NOT SEND RIGHTS CERTIFICATES TO INTELLI-CHECK.

      The method of delivery of rights certificates and payment of the exercise price to the rights agent will be at the election and risk of the rightsholder, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the rights agent and clearance of payment prior to 5:00 p.m., New York time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, rightsholders are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

      All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, and our determinations will be final and binding. We may waive any defect or irregularity, permit a defect or irregularity to be corrected or reject the exercise of any right. Rights will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine. Neither Intelli-Check nor the rights agent will be under any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or incur any liability for failure to give such notification.

      Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus or the guaranteed notice should be directed to the rights agent whose address and telephone numbers are set forth on the rights certificate.

NO REVOCATION

      Once a rightsholder has exercised rights, such exercise may not be revoked.


                        FEDERAL INCOME TAX CONSIDERATIONS


GENERAL



      The following is a general discussion of U.S. federal income tax considerations applicable upon the issuance, exercise, redemption and lapse of the rights issued to the stock rightsholders, option rightsholders, and warrant rightsholders. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all aspects of federal income taxation that may be relevant to particular stock rightsholders, option rightsholders, and warrant rightsholders in light of their personal investment circumstances (for example, to persons holding common stock as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss federal income tax considerations applicable to certain stock rightsholders, option rightsholders and warrant rightsholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, taxpayers subject to the alternative minimum tax, or non-United States persons).


      This discussion only addresses the stock rightsholders, option rightsholders, and warrant rightsholders who will both hold their respective interests in Intelli-Check as capital assets and will hold any common stock received upon exercise of the rights as capital assets (persons who may not be holding their interests in Intelli-Check as capital assets might include, for example, securities dealers or traders who do not hold their interests primarily for investment or who treat their interests as inventory for federal income tax purposes). In addition, this discussion does not consider the effect of any foreign, state, local, gift or estate or other tax laws which may apply to a particular investor. No ruling has been or will be sought from the IRS concerning the tax issues addressed in this prospectus, and such issues may be subject to substantial uncertainty resulting from the lack of definitive, judicial or administrative authority and interpretations. All stock rightsholders, option rightsholders, and warrant rightsholders are urged to consult with their own tax advisors regarding the specific tax consequences to them of the rights dividend, including the effects of federal, state, local, foreign, and other tax laws.


TAX CONSEQUENCES TO STOCK RIGHTSHOLDERS

      Distribution of Rights. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

      Basis And Holding Period. Except as provided in the following sentence, the basis of the rights received by a shareholder as distribution with respect to such shareholder's common stock will be zero. If, however, either (1) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (2) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise, the shareholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance. The holding period of a shareholder with respect to the rights received as a distribution on such shareholder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were distributed.

      Redemption of Rights. If we redeem rights held by a stock rightsholder, the stock rightsholder will recognize capital gain or loss equal to the difference between the redemption price and the stock rightsholder's basis, if any, in those rights.

      Lapse of Rights. Stock rightsholders who allow the rights issued to them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own.

      Exercise of Rights. If a stock rightsholder exercises rights, the holder will recognize taxable income at the time the rights are exercised in an amount equal to the excess, if any, of the fair market value of the common stock at that time over the exercise price. That income would be taxed at ordinary income rates and any gain or loss recognized on the subsequent disposition of the common stock so acquired would be treated as a capital gain or loss.

TAX CONSEQUENCES TO OPTION RIGHTSHOLDERS

      Issuance of Rights. No gain or loss should be recognized by option rightsholders in connection with the issuance of the rights provided that when issued the rights do not have a readily ascertainable fair market value within the meaning of the Treasury Regulations. We believe that rights issued to option rightsholders should not be treated as having a readily ascertainable fair market value because the rights are non-transferable and, thus, will not be actively traded on an established market and the fair market value of the rights otherwise cannot be measured with reasonable accuracy.

      Redemption of Rights. If we redeem rights held by an option rightsholder, the option rightsholder should recognize ordinary income equal to the redemption price of those rights.

      Lapse of Rights. Option rightsholders who allow rights issued to them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis, if any, of any other ownership interest in Intelli-Check owned by the option rightsholders.

      Exercise of Rights. If an option rightsholder exercises their option to purchase common stock, upon the exercise of the rights that attached to such common stock, the holder will recognize taxable income at the time the rights are exercised in an amount equal to the excess, if any, of the fair market value of the common stock at that time over the exercise price. That income would be taxed at ordinary income rates and any gain or loss recognized on the subsequent disposition of the common stock so acquired would be treated as a capital gain or loss.

      The tax basis of the common stock acquired by an option rightsholder through the exercise of rights will be equal to the fair market value of the common stock on the date of exercise and the holding period for that common stock generally will begin on the day following exercise.

TAX CONSEQUENCES TO WARRANT RIGHTSHOLDERS

      Warrants Issued for Services. In the case of warrants issued to warrant rightsholders in connection with the performance of services, the federal income tax consequences arising upon the issuance of rights to those warrant rightsholders and upon the redemption, lapse or exercise of those rights should be the same as for rights issued to option rightsholders. See " - Tax
Consequences to option rightsholders" above. The following discussion of the federal income tax consequences arising upon the issuance of rights to warrant rightsholders and upon the redemption, lapse or exercise of those rights applies only to warrant rightsholders who did not receive their warrants in connection with the performance of services.

      Issuance of rights. No applicable authority addresses the federal income tax consequences arising upon the issuance of rights to warrant rightsholders. Because rights will not be exercisable by warrant rightsholders prior to exercise of their warrants, substantial uncertainty exists regarding when the rights will be treated as distributed to warrant rightsholders for federal income tax purposes. If the rights are treated as distributed upon exercise of a warrant, we believes the receipt of rights at that time likely will not constitute a taxable distribution. If, however, the rights are treated as distributed to a warrant rightsholder before exercise of the warrant, we believe the issuance of the rights to warrant rightsholders likely will constitute a taxable distribution. Given the lack of applicable authority regarding these consequences, warrant rightsholders should consult and rely upon their own tax advisors as to the specific tax consequences to them relating to the issuance of rights.

      Basis and Holding Period. If the rights dividend is characterized as a nontaxable distribution made upon exercise of a warrant and either (i) the fair market value of the rights on the date of distribution is equal to 15% or more of the fair market value on the date of issuance of the common stock with respect to which they are received or (ii) the warrant rightsholder elects, in his or her federal income tax return of the taxable year in which the rights are received, to allocate part of the tax basis of the common stock to the rights, then upon exercise or redemption of the rights, the warrant rightsholder's tax basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of the issuance of the rights. Otherwise, the tax basis of rights received by a warrant rightsholder as a nontaxable distribution will be zero.

      If, however, the distribution of rights to the warrant rightsholders were treated as a taxable distribution, a warrant rightsholder would have a tax basis in the rights that such warrant rightsholder received equal to the fair market value of the rights on the date of distribution of the rights.

      If the rights issued to the warrant rightsholders is treated as a nontaxable distribution, the holding period of a holder with respect to rights received as a distribution on the holder's common stock will include the holder's holding period for the common stock with respect to which the rights were issued. If, however, the rights issued to the warrant rightsholders were treated as a taxable distribution, the warrant rightsholders would have a holding period that begins on the day following the date of distribution of the rights.

      Redemption of Rights. If we redeem rights held by a warrant rightsholder, the warrant rightsholder will recognize capital gain or loss equal to the difference between the redemption price and the warrant rightsholder's basis, if any, in those rights.

      Lapse of Rights. If the rights issued to the warrant rightsholders is treated as a nontaxable distribution, a warrant rightsholder who allows rights received by him or her to lapse without exercising them will not recognize any gain or loss and, as the rights were neither exercised nor redeemed, no adjustment will be made to the tax basis of any interest in the company owned by the warrant rightsholder. If, however, the rights issued to the warrant rightsholders were treated as a taxable distribution, a warrant rightsholder who allowed the rights to lapse would have a capital loss in an amount equal to his or her tax basis in the rights (as discussed above), and no adjustment would be made to the tax basis of any interest in the company owned by the warrant rightsholder.

      Exercise of Rights. If a warrant rightsholder exercises their warrant to purchase common stock, upon the exercise of the rights that attached to such common stock, the holder will recognize taxable income at the time the rights are exercised in an amount equal to the excess, if any, of the fair market value of the common stock at that time over the exercise price. That income would be taxed at ordinary income rates and any gain or loss recognized on the subsequent disposition of the common stock so acquired would be treated as a capital gain or loss.

                                  LEGAL MATTERS

      The validity of the issuance of the common stock offered by this prospectus has been passed upon for us by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119-1065.

                                     EXPERTS

      The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                PRINCIPAL OFFICE

      Our principal executive offices are located at 246 Crossways Park West Woodbury, New York 11797, and our telephone number is (516) 992-1900.

                                MATERIAL CHANGES


      In May 2001, we introduced our C-Link software to the marketplace. C-Link, when used in conjunction with our ID-Check terminal, has the ability to collect the information read and stored by the ID-Check terminal and save it to a computer hard drive for permanent storage. The stored information can then be searched, analyzed and used to generate demographics, statistics and, where permitted by law, mailing lists of existing customers. We have released our C-Link product during the end of the second quarter of 2001 and we have not had any sales or license agreements from this product through the period ended June 30, 2001.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Intelli-Check, Inc., that file electronically with the SEC. The address of the site is http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained, upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by us with the SEC File No. 001-15465 are incorporated by reference in this prospectus:

      o     Annual Report on Form 10-KSB for the year ended December 31, 2000.


      o     Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

      o     Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

      We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K,

Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

      You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document by requesting them from us in writing or by telephone at the following address and telephone number:

                              Intelli-Check, Inc.,
                            246 Crossways Park West,
                            Woodbury, New York 11797
                                 (516) 992-1900

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       SEC registration fee...........................................$ 2,061.41
       American Stock Exchange Filing Fee.............................$17,500.00
       Legal fees and expenses*.......................................$30,000.00
       Accounting fees and expenses*..................................$ 4,000.00
       Transfer agent fees*...........................................$ 5,000.00
       Printing Fees*.................................................$11,000.00
       Miscellaneous*.................................................$18,000.00

                                                                      ----------
   Total                                                              $87,561.41

----------
      *This expense has been estimated for the purpose of filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Intelli-Check's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Section 145 of the Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. Intelli-Check's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

ITEM 16. EXHIBITS.

     EXHIBIT NO.           DESCRIPTION
     -----------           -----------

        5.1         Opinion of Milberg Weiss Bershad Hynes & Lerach, LLP.*


        8.1         Tax Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.


        23.1        Consent of Arthur Andersen LLP.

        23.2        Consent of Milberg Weiss Bershad Hynes & Lerach LLP.
                    (included in Exhibit 5.1 hereto).

        24.1        Power of Attorney (included as part of the signature page).*

        99.1        Form of Rights Certificate.*

        99.2        Form of Notice of Guaranteed Delivery.*

        99.3        Form of Rights Agent Agreement.*

----------
      *     Previously filed.

ITEM 17. UNDERTAKINGS

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 10, 2001.


                                       INTELLI-CHECK, INC.

                                       By:        /s/ Frank Mandelbaum
                                           ------------------------------------
                                                    Frank Mandelbaum
                                           Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Date: September 10, 2001          /s/ Frank Mandelbaum
                                  ----------------------------------------------
                                  Frank Mandelbaum
                                  Chairman, Chief Executive Officer and Director

Date: September 10, 2001          /s/ Edwin Winiarz
                                  ----------------------------------------------
                                  Edwin Winiarz
                                  Senior Executive Vice President, Treasurer,
                                  Chief Financial Officer, Principal Accounting
                                  Officer and Director

Date: September 10, 2001
                                  ----------------------------------------------
                                  Evelyn Berezin, Director

Date: September 10, 2001          /s/ Paul Cohen
                                  ----------------------------------------------
                                  Paul Cohen, Director

Date: September 10, 2001          /s/ Howard Davis
                                  ----------------------------------------------
                                  Howard Davis, Director

Date: September 10, 2001          /s/ Jeffrey Levy
                                  ----------------------------------------------
                                  Jeffrey Levy, Director

Date: September 10, 2001          /s/ Charles McQuinn
                                  ----------------------------------------------
                                  Charles McQuinn, Director


*By:    /s/ Frank Mandelbaum
    ---------------------------
          Frank Mandelbaum
          Attorney-in-Fact

                                  Exhibit Index

   EXHIBIT NO.                            DESCRIPTION
   -----------                            -----------

      5.1           Opinion of Milberg Weiss Bershad Hynes & Lerach, LLP.*


      8.1           Tax Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.


      23.1          Consent of Arthur Andersen LLP.

      23.2          Consent of Milberg Weiss Bershad Hynes & Lerach, LLP.
                    (included in Exhibit 5.1 hereto).

      24.1          Power of Attorney (included as part of the signature page).*

      99.1          Form of Rights Certificate.*

      99.2          Form of Notice of Guaranteed Delivery.*

      99.3          Form of Rights Agent Agreement.*

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      * Previously filed